Exhibit 24.1

Consent of Independent Registered Public Accounting Firm

Board of Directors
Agrium Inc.:

We consent to the incorporation by reference in the Registration Statement (No. 333-11254) on Form S-8 of Agrium Inc. of our report dated June 13, 2003, relating to the statement of net assets available for plan benefits of the Agrium U.S. Retail 401(k) Savings Plan as of December 31, 2002 and, the related statement of changes in net assets available for plan benefits for the year then ended, which report appears in the December 31, 2003 Annual Report on Form 11-K of the Agrium U.S. Retail 401(k) Savings Plan.

/s/ KPMG LLP

Denver, Colorado
June 13, 2003